Exhibit 99.1
2010-4

Contact:                R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON FIRST QUARTER EARNINGS PER SHARE $0.51, EXCLUDING CHARGES OF $0.03 PER SHARE

•	Quarter’s earnings total $0.48 per share, including charges, versus $0.52, including charges, in first quarter of 2009
•	Backlog declines modestly, totals just below $5 billion at quarter’s end
•	Full-year 2010 guidance raised to $2.20 to $2.30

HOUSTON (April 29, 2010) -- Cameron (NYSE: CAM) reported net income of $120.4 million, or $0.48 per diluted share, for the quarter ended March 31, 2010, compared with net income of $114.6 million, or $0.52 per diluted share, for the first quarter of 2009.  The first quarter 2010 results include pretax charges of $10.3 million, or $0.03 per diluted share, for severance-related costs in certain of the Company’s businesses and acquisition integration costs.  The first quarter 2009 results included a pretax charge of $22.3 million, or $0.07 per diluted share, for severance-related costs.
Year-over-year revenues up slightly
Revenues were $1,346.7 million for the quarter, up seven percent from $1,257.0 million, and income before income taxes was $160.5 million (including the $10.3 million charge), down four percent from $167.3 million (including the $22.3 million charge) a year ago.  Cameron President and Chief Executive Officer Jack B. Moore said that the revenue increase is due primarily to increased subsea project deliveries and the addition of NATCO in Drilling & Production Systems (DPS), which more than offset lower sales in the Valves & Measurement (V&M) and Compression Systems groups.  “The quarter’s earnings reflect the slight year-over-year decline in overall margins that we had expected, and are a result of changes in the revenue mix and the impact of shipments of orders that were booked at lower prices in the softer markets over the past year and a half,” Moore said.  “We continue to expect total margins for the Company to bottom at some time during 2010.”

Orders reflect addition of NATCO, improvement in V&M’s markets
Total orders were $1.21 billion for the quarter, up from $983 million in the first quarter of 2009, reflecting the first full quarter of NATCO’s inclusion in the Process Systems business and modest levels of recovery in certain markets.  “While much of the year-over-year increase is due to the NATCO acquisition,” Moore said, “we saw gains, both sequentially and versus a year ago, in every product line within the V&M group, as they recorded their highest order totals since the third quarter of 2008.”

Cameron’s backlog at the end of the first quarter was $4.98 billion, down modestly from $5.27 billion a year ago and from the December 31, 2009 level of $5.19 billion.  Moore noted that backlog in the Drilling and Subsea businesses came down as project deliveries continued, with those declines partially offset by increases in backlog across all of V&M’s product lines and in the Surface and Process Systems lines within DPS.  “Our backlog at quarter’s end is down only about four percent sequentially,” he said, “reflecting the order strength in certain markets, particularly in V&M.”
Cash generation for year expected to more than cover internal needs
Cameron’s operations utilized cash of $115.8 million during the first quarter of 2010, compared with a cash use of $128.3 million a year ago.  Moore said the cash utilization in the first quarter was not unexpected, and that the Company still anticipates that it will generate ample free cash flow for the full year.  He also noted that capital spending during 2010 is expected to total approximately $180 million, down from $241 million last year.  Moore said the lower capital needs in the current year reflect the completion of investments in new and expanded manufacturing facilities in Romania and Malaysia.
Balance sheet remains strong, share buybacks continue
As of March 31, 2010, Cameron’s $1.62 billion of cash and cash equivalents exceeded its total debt by approximately $356 million.  “Our balance sheet is healthy and we continue to assess opportunities for uses of cash,” Moore said, “including acquisitions and repurchases of our own stock.”  He noted that Cameron repurchased approximately one million shares of its common stock during the first quarter at an average price of $42.23 per share.
Earnings guidance adjusted to reflect improved outlook
Moore said that Cameron’s second quarter earnings are expected to be in the range of $0.52 to $0.55 per share, and that the Company anticipates that full-year 2010 earnings will be in the range of $2.20 to $2.30 per share, compared with earlier expectations of $2.10 to $2.20.  He noted that these figures exclude the charges recorded in the first quarter results, as well as any similar charges that may be recognized during the year.  “The increase in our guidance reflects an improved outlook for the Company’s shorter-cycle businesses,” Moore said.  “While we remain cautious about the near-term level of rig activity, particularly in North America, we are encouraged by the strengthening we’ve seen in several of our markets.”
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future cash flows, costs, margins, free cash flow and earnings of the Company (including second quarter and full year 2010 earnings per share estimates), as well as expectations regarding cash and capital needs, acquisitions and stock repurchases, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended March 31,
	2010		2009
Revenues:
Drilling & Production Systems	$943.5		$805.3
Valves & Measurement	299.0		316.1
Compression Systems	104.2		135.6
Total revenues	1,346.7		1,257.0

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	914.1		843.7
Selling and administrative expenses	196.7		164.6
Depreciation and amortization	48.1		36.7
Interest income	(0.9)		(2.2)
Interest expense	17.9		24.6
Restructuring expense and acquisition-related costs	10.3		22.3
Total costs and expenses	1,186.2		1,089.7

Income before income taxes	160.5		167.3
Income tax provision	(40.1)		(52.7)
Net income	$120.4		$114.6

Earnings per common share:
Basic	$0.49		$0.53
Diluted	$0.48		$0.52

Shares used in computing earnings per common share:
Basic	244.4		216.9
Diluted	249.0		220.0

EBITDA:
Drilling & Production Systems	$189.5		$184.3
Valves & Measurement	59.1		68.2
Compression Systems	17.8		20.5
Corporate and other	(40.8	)(1)	(46.6	) (1)
Total	$225.6		$226.4

1	Corporate EBITDA amounts include $10.3 million and $22.3 million of restructuring and acquisition-related costs during the three months ended March 31, 2010 and 2009, respectively.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets:
Cash and cash equivalents	$1,619.0	$1,861.0
Receivables, net	903.7	959.0
Inventories, net	1,736.1	1,664.2
Other	263.3	230.0
Total current assets	4,522.1	4,714.2

Plant and equipment, net	1,190.8	1,192.4
Goodwill	1,452.4	1,441.6
Other assets	367.4	377.2
Total Assets	$7,532.7	$7,725.4

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6.2	$22.2
Accounts payable and accrued liabilities	1,961.6	2,208.2
Accrued income taxes	45.6	65.9
Total current liabilities	2,013.4	2,296.3

Long-term debt	1,257.0	1,232.3
Deferred income taxes	135.0	123.0
Other long-term liabilities	175.6	154.1
Total liabilities	3,581.0	3,805.7

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at March 31, 2010 and December 31, 2009	2.6	2.6
Capital in excess of par value	2,239.4	2,244.0
Retained earnings	2,405.8	2,285.4
Accumulated other elements of comprehensive income (loss)	(47.5)	9.5
Less: Treasury stock, 19,208,466 shares at March 31, 2010 (18,453,758 shares at December 31, 2009)	(648.6)	(621.8)
Total stockholders’ equity	3,951.7	3,919.7

Total Liabilities and Stockholders’ Equity	$7,532.7	$7,725.4

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$120.4	$114.6
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	33.8	26.5
Amortization	14.3	10.2
Non-cash stock compensation expense	12.0	7.7
Tax benefit of employee stock compensation plan transactions and deferred income taxes	(5.4)	2.8
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	59.9	(2.4)
Inventories	(44.0)	(187.8)
Accounts payable and accrued liabilities	(227.8)	(61.1)
Other assets and liabilities, net	(79.0)	(38.8)
Net cash used for operating activities	(115.8)	(128.3)

Cash flows from investing activities:
Capital expenditures	(29.8)	(48.9)
Acquisitions, net of cash acquired	(27.9)	−
Proceeds from sale of plant and equipment	2.9	1.5
Net cash used for investing activities	(54.8)	(47.4)

Cash flows from financing activities:
Short-term loan borrowings, net	(16.5)	23.0
Purchase of treasury stock	(39.8)	(7.1)
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	(6.5)	(1.1)
Excess tax benefits from employee stock compensation plan transactions	3.8	1.8
Principal payments on capital leases	(1.6)	(2.0)
Net cash (used for) provided by financing activities	(60.6)	14.6

Effect of translation on cash	(10.8)	(17.9)

Decrease in cash and cash equivalents	(242.0)	(179.0)

Cash and cash equivalents, beginning of period	1,861.0	1,621.0

Cash and cash equivalents, end of period	$1,619.0	$1,442.0

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended March 31,
	2010	2009

Drilling & Production Systems	$695.1	$626.9
Valves & Measurement	401.1	233.2
Compression Systems	114.8	123.2
Total	$1,211.0	$983.3

Backlog

	March 31, 2010	December 31, 2009	March 31, 2009

Drilling & Production Systems	$4,048.1	$4,364.1	$4,195.3
Valves & Measurement	642.3	547.1	650.1
Compression Systems	285.8	278.6	425.5
Total	$4,976.2	$5,189.8	$5,270.9

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended March 31, 2010
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate		Total

Income (loss) before income taxes	$158.3	$48.9	$13.8	$(60.5	) 1	$160.5
Depreciation & amortization	31.2	10.2	4.0	2.7		48.1
Interest income	--	--	--	(0.9)		(0.9)
Interest expense	--	--	--	17.9		17.9

EBITDA	$189.5	$59.1	$17.8	$(40.8	) 1	$225.6

1	Corporate loss before income taxes and EBITDA amounts include $10.3 million of restructuring and acquisition-related costs.

	Three Months Ended March 31, 2009
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate		Total

Income (loss) before income taxes	$164.2	$59.7	$16.3	$(72.9	)2	$167.3
Depreciation & amortization	20.1	8.5	4.2	3.9		36.7
Interest income	--	--	--	(2.2)		(2.2)
Interest expense	--	--	--	24.6		24.6

EBITDA	$184.3	$68.2	$20.5	$(46.6	)2	$226.4

2	Corporate loss before income taxes and EBITDA amounts include $22.3 million of restructuring expense.